CONTACT:
Lou Anne J. Nabhan
(804) 418-7745
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
Monday, May 11, 2020

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES THAT IT HAS FILED SEC FORM 12b-25
AND PROVIDES COVID-19 RELATED BUSINESS UPDATE

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) announced today that it has filed a Form 12b-25 with the Securities Exchange Commission for extension of time to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. During the quarter, the Company discovered certain accounting irregularities with respect to the timing of recognition of selling and marketing expenses and the classification of certain expenditures within the statement of operations at its Mexican subsidiary. The Company’s Audit Review Committee has commenced an internal investigation, with the assistance of outside counsel and other third-party experts, which is primarily focused on realizability of certain assets of the Mexican subsidiary in order to determine the impact these matters may have on the Company’s financial results. Net sales of the Mexican subsidiary represented approximately 7% of the Company’s total net sales in 2019.
The Company is working diligently to complete the investigation and file the Form 10-Q as soon as possible, but the Company does not anticipate that it will be in a position to file the Form 10-Q on or before the fifth calendar date following the required filing date as prescribed in Rule 12b-25. The Company will also delay its first quarter 2020 earnings release and investor conference call. The Company will issue a subsequent press release to announce the dates of the 10-Q filing, earnings release and investor conference call.
In the meantime, the Company is providing this update on first quarter trends, the impact of COVID-19 on its business, and on its perspective on future business in a COVID-19 environment.

Business Impact and First Quarter 2020 Trends
The first quarter began with strong momentum across all markets. Many U.S. customers increased inventory positions early in the year due to expected disruptions from the supply chain in China, which has now stabilized. Momentum slowed across all markets as government measures to control the spread of the virus were implemented in March. The Company estimates that first-quarter revenue decreased 4% to 5% compared to the 2019 first quarter. The decline in revenue is due to the adverse impact of the COVID-19 pandemic. Revenue from the U.S. and Canadian Consumer markets was even, while revenue from the International Consumer and Global Commercial markets declined.
Consumer demand was strong for many small kitchen appliance categories in the U.S. and Canada as stay-at-home orders led to an increased focus on basic needs such as food and beverage preparation. The Company’s largest retail partners continue to operate both brick-and-mortar stores and ecommerce platforms, while other retailers have closed brick-and-mortar stores and are selling online only. Sales at retailers with open brick-and-mortar stores increased in the first quarter and ecommerce sales increased significantly. However, these increases were more than offset by the impact of closed stores. Revenue in the International Consumer market decreased as countries where the Company does business, many of which are emerging markets, were adversely affected by the global pandemic. Demand for commercial products fell as the food service and hotel industries virtually shut down.
The dissolution of Kitchen Collection was completed on April 3, 2020 with a pro-rata distribution of its remaining assets to creditors, at which time the Kitchen Collection legal entity ceased to exist. Neither Hamilton Beach Brands Holding Company nor Hamilton Beach Brands, Inc. received a distribution. Kitchen Collection’s liabilities at March 31, 2020 were adjusted to the amounts distributed on April 3, 2020. The reduction in Kitchen Collection’s liabilities will be reflected as income from discontinued operations in the quarter ended March 31, 2020. Neither Hamilton Beach Brands Holding Company nor Hamilton Beach Brands, Inc. has guaranteed any of the obligations of Kitchen Collection.

COVID-19 Response
"Our top priorities have been to protect the health and safety of our employees as we strive to meet the needs of our customers and consumers, and to navigate the challenges," said Gregory H. Trepp, president and chief executive officer. “Our team has responded and adapted quickly as we manage through this unprecedented set of circumstances. We’re fortunate to be a leader in an industry that has solid ongoing demand for small kitchen appliances, as homebound consumers work to meet basic needs for food and beverage preparation. Our investments in brands, category expansion, global infrastructure and team members are enabling us to maximize our performance. We expect to navigate and emerge from this crisis on solid ground,” said Mr. Trepp.
Across the Company, a broad range of policies and procedures have been implemented to ensure that employees across all locations remain healthy while meeting business needs to the degree possible. As of March 16, all employees who can work remotely have done so. Some of the Company’s employees are needed to work on-site in distribution and customer service facilities and in engineering and research labs. The Company is taking many precautions to keep them safe and healthy by implementing safeguards such as providing gloves and masks, maximizing distances between people, enhancing cleaning during and between shifts, limiting workplace access and screening necessary visitors and delivery personnel. The on-site situation is monitored daily to ensure a balance between the needs of the business and the needs of team members.  To date, no employees at any location have contracted the virus. No issues have emerged to date that are preventing the teams from conducting business.
The vast majority of the Company’s third-party suppliers are now operating at full capacity and shipping product, and there are no interruptions with ocean freight and trucking.
The Company is implementing a range of measures to maintain financial flexibility. These measures include eliminating discretionary expenses, including a hiring freeze, and focusing capital spending on critical projects.

Outlook
Due to the evolving COVID-19 pandemic and the related economic uncertainty, the Company has withdrawn its previous full-year 2020 outlook.
The Company believes it is well positioned to continue to effectively navigate the COVID-19 pandemic for a number of reasons. Demand for many categories of small kitchen appliances in the U.S. and Canada remains strong as consumers prepare more food and beverages at home. The Company’s leading portfolio of iconic consumer brands ranges from value to luxury and covers more than 50 categories. Line reviews for the holiday-selling season are under way and Hamilton Beach Brands has held and gained placements. The Company is well positioned in the growing ecommerce channel. The Company is managing discretionary expenses and has demonstrated effective management of net working capital, which resulted in significantly lower outstanding borrowings at March 31, 2020 compared to the prior year. Kitchen Collection’s losses and negative cash flow no longer have an impact on the Company’s financial results. The small kitchen appliance industry and the Company proved to be resilient in past economic downturns.
Generally, the Company expects the impact of COVID-19 to be more adverse in the second-quarter, due to the first-quarter impact not beginning until government stay-at-home orders and social distancing guidelines went into effect in March. The Company is optimistic that business conditions could improve in the second half of 2020. However, the situation surrounding COVID-19 remains fluid and the potential for a material impact on the Company’s results of operations, financial condition and liquidity increases the longer the virus impacts activity levels in the United States and globally. For this reason, the Company cannot reasonably estimate with any degree of certainty the future impact COVID-19 may have on its results of operations, financial position and liquidity. The extent of any impact will depend on future developments, including the duration of the outbreak, duration of the measures taken to control the spread of the outbreak, the effectiveness of actions taken to contain and treat the disease, and ongoing end consumer demand following the release of lockdown requirements.
Hamilton Beach Brands business is seasonal and a majority of its revenue and operating profit is earned in the second half of the year when sales of small kitchen appliances to retailers and consumers increase significantly to prepare for the fall holiday-selling season. For the past five years, on average, 60% of revenue and 85% of operating profit have been earned in the second half of the year. However, consumer confidence in the economy, household finances, trends in spending levels and retail industry fundamentals ultimately determine the results of the holiday selling season.

Looking to the Future
While near-term flexibility dominates current priorities, the Company continues to execute its key strategic initiatives to position for recovery.
Mr. Trepp concluded, “For more than a century, our Company has faced and overcome many challenges. As in the past, our employees are rising to the occasion. While we have not dealt with a pandemic before, we are very fortunate to have experienced leaders who have managed through challenging situations in the past, including severe economic downturns. We have emerged from these challenges as a stronger company each time. We expect to do that this time as well. What this crisis has clearly demonstrated is what a strong global team our company has. We appreciate our employees' commitment to supporting our customers while also working diligently to keep themselves and others safe. We remain committed to the safety and well-being of our employees and to meeting the needs of our customers and consumers. I am proud of the outstanding way our employees have worked together during the crisis. We believe we are well positioned to navigate the crisis caused by COVID-19 and maintain a healthy business. In the meantime, our Company will continue to do its part to mitigate the spread of the virus. Our thoughts are with those adversely impacted by the virus, including many of our customers in the retail, food service and hotel industries.”

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a holding company for Hamilton Beach Brands, Inc., a leading designer, marketer and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars and hotels. The Company’s consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach® Professional, Weston® field-to-table and farm-to-table food preparation equipment, TrueAir® air purifiers, and BrightlineTM personal care products. Hamilton Beach licenses the brands for Wolf Gourmet® countertop appliances and CHI® premium garment care products. Hamilton Beach markets the Bartesian® premium cocktail delivery system through an exclusive multiyear agreement. Commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. For more information about Hamilton Beach Brands Holding Company, visit the Company’s website at www.hamiltonbeachbrands.com.

Forward-looking Statements

The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the unpredictable nature of the COVID-19 pandemic and its potential impact on our business, suppliers, customers, consumers, employees and communities; (2) risks related to the Company’s ability to complete the Form 10-Q, including the financial statements for the quarter ended March 31, 2020, the possibility that it will not be able to do so within the anticipated time period and the conclusions of the Company and the Audit Review Committee (and the timing of the conclusions) concerning matters relating to the investigation, (3) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (4) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (5) bankruptcy of or loss of major retail customers or suppliers, (6) changes in costs, including transportation costs, of sourced products, (7) delays in delivery of sourced products, (8) changes in or unavailability of quality or cost effective suppliers, (9) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach Brands buys, operates and/or sells products, (10) the impact of tariffs on customer purchasing patterns, (11) product liability, regulatory actions or other litigation, warranty claims or returns of products, (12) customer acceptance of, changes in costs of, or delays in the development of new products, (13) increased competition, including consolidation within the industry, (14) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of Hamilton Beach Brands products, (15) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (16) risks associated with the wind down of Kitchen Collection including unexpected costs, contingent liabilities and the potential disruption of our other businesses, and (17) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2019. Furthermore, the situation surrounding COVID-19 remains fluid and the potential for a material impact on the Company’s results of operations, financial condition and liquidity increases the longer the virus impacts activity levels in the United States and globally. For this reason, the Company cannot reasonably estimate with any degree of certainty the future impact COVID-19 may have on its results of operations, financial position and liquidity. The extent of any impact will depend on future developments, including the duration of the outbreak, duration of the measures taken to control the spread, the effectiveness of actions taken to contain and treat the disease, and demand for our products.

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